Exhibit 77-Q1

EXHIBITS

(e)Form of Sub-Advisory Agreement among the Registrant, Pilgrim Investments, Inc. and Nicholas Applegate Capital Management is incorporated by reference to Post-Effective Amendment No. 82 to the Registration Statement on Form N-1A as filed on March 1, 2001.

(g)(1) Form of Agreement and Plan of Reorganization between the Registrant, on behalf of LargeCap Growth Fund, and ING Funds Trust, on behalf of ING Focus Fund, is incorporated by reference to the Registration Statement on Form N-14 as filed on December 18, 2000.

(g)(2) Form of Agreement and Plan of Reorganization between the Registrant, on behalf of the LargeCap Growth Fund, and ING Funds Trust, on behalf of ING Mid Cap Growth Fund, is incorporated by reference to the Registration Statement on Form N-14 as filed on December 18, 2000.